FOR PURPOSES OF SECTIONS 1273 AND 1275 OF THE INTERNAL REVENUE CODE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT WITH RESPECT TO EACH $1,000 OF PRINCIPAL AMOUNT OF THIS SECURITY IS $220.59, THE ISSUE DATE IS DECEMBER 19, 2000, AND THE YIELD TO MATURITY IS 1.25% PER ANNUM.

     UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

     THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

Certificate Number R-[  ]

Number of Zero Coupon Convertible Debentures due December 19, 2020 represented hereby: 400,000 (representing $400,000,000.00 in aggregate principal amount at maturity)

Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) ("DTC"), to the Company (as defined below) or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

Unless and until it is exchanged in whole or in part for securities in definitive registered form, this certificate may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor Depository or a nominee of such successor Depository.


                               COMCAST CORPORATION


                             ZERO COUPON CONVERTIBLE
                         DEBENTURE DUE DECEMBER 19, 2020
                              (each a "Debenture")

                                                           CUSIP 200300 BH 3

Issue Price:  $779.41 per $1,000.00 principal amount at maturity
Maturity Amount:  $1,000.00

     COMCAST CORPORATION, a corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania (herein called the "Company", which term includes any successor corporation under the Indenture hereinafter referred
to), for value received, hereby promises to pay to

     Cede & Co.  or its registered assigns,

     the Maturity Amount

in any coin or currency of the United States of America which, at the time of payment is legal tender for public and private debts, upon presentation and surrender of this Debenture, on the 19th day of December, 2020, at the office or agency of the Company in New York, New York. The "Maturity Amount" will equal $1,000.00 per Debenture unless the Company elects to pay cash interest on the Debentures following a Tax Event, in which case the Maturity Amount will equal the Restated Principal Amount (as defined on the reverse hereof). No cash interest will be payable on the Debentures unless the Company elects to do so following a Tax Event as described on the reverse hereof. Original Issue Discount will accrue as specified on the reverse hereof. This Debenture is convertible to the Class A Special Common Stock of the Company and subject to additional provisions, in each case as specified on the reverse hereof. Capitalized terms used on the face hereof without definition have the meaning specified on the reverse hereof.

THE PROVISIONS OF THIS DEBENTURE ARE CONTINUED ON THE REVERSE HEREOF AND SUCH CONTINUED PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH AT THIS PLACE.

     This Debenture shall not be entitled to any benefit under the Indenture referred to on the reverse hereof or any indenture supplemental thereto, or become valid or obligatory for any purpose until the Trustee under said Indenture, or a successor trustee thereunder, shall have signed the form of certificate of authentication appearing hereon.

                                  *    *    *

     IN WITNESS WHEREOF, COMCAST CORPORATION has caused this instrument to be duly executed under its corporate seal.

Dated:


                     TRUSTEE'S CERTIFICATE OF AUTHENTICATION

This is one of the Debentures of the series referred to on the reverse hereof.

THE BANK OF NEW YORK,
   as Trustee,


By:  _____________________________
          Authorized Officer

                                              COMCAST CORPORATION


                                              By:  _____________________________
                                                   Title:

                                              Attest:


                                              By:  _____________________________
                                                   Title:

                             [Reverse of Debenture]

                             ZERO COUPON CONVERTIBLE
                         DEBENTURE DUE DECEMBER 19, 2020

General
-------

     This Debenture is one of a duly authorized issue of debentures, notes, bonds or other evidences of indebtedness of the Company (herein called the "Securities") of the series hereinafter specified, all issued or to be issued under an indenture dated as of June 15, 1999 (herein called the "Indenture") executed between the Company and The Bank of New York, as successor in interest to Bank of Montreal Trust Company, a New York banking corporation with its principal offices in New York, New York (hereinafter called the "Trustee"), to which indenture and all supplemental indentures reference is hereby made for a specification of the rights and limitations of rights thereunder of the registered holders of the Debentures, the rights and obligations thereunder of the Company and the rights, duties and immunities thereunder of the Trustee and the terms upon which the Debentures are, and are to be, authenticated and delivered. The terms of the Indenture are hereby incorporated by reference herein. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption or repayment provisions (if any), may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as provided in the Indenture. This Debenture is one of a series designated as Zero Coupon Convertible Debentures due December 19, 2020 (hereinafter called the "Debentures") of the Company, each Debenture representing $1,000.00 principal amount at maturity, limited in aggregate number to 1,285,000 Debentures (or $1,285,000,000 in aggregate principal amount at maturity) or 1,477,750 Debentures (or $1,477,750,000 in aggregate principal amount at maturity if the underwriter's over-allotment option is exercised in full). The Debentures will be issued in denominations of $1,000 principal amount at maturity and integral multiples thereof.

     The Debentures are senior unsecured obligations of the Company and rank equal in right of payment with all existing and future senior unsecured indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company.

     The Maturity Amount, the Redemption Price, the Repurchase Price, the Change in Control Purchase Price and interest, if any, on the Debentures will be payable at the office or agency the Company maintains for such purpose within The City and State of New York or, at the Company's option, payment of cash interest may be made by check mailed to the holders of the Debentures at their respective addresses set forth in the register of holders of Debentures; provided that all cash payments with respect to Debentures to a holder of a minimum of $100,000 principal amount at maturity of Debentures who has given written wire transfer instructions, on or prior to the relevant Record Date, to the paying agent, will be made by wire transfer of immediately available funds to the accounts specified by such holders. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose.

Interest
--------

     No cash interest will be payable on the Debentures unless the Company elects to do so following a Tax Event as described below. If the principal amount hereof or any portion of such principal amount is not paid when due (whether upon acceleration pursuant to Section 4.01 of the Indenture, upon the date set for payment of the Redemption Price pursuant hereto, upon the date set for payment of Change in Control Purchase Price pursuant hereto, upon the date set for payment of the Repurchase Price pursuant hereto or upon the stated maturity of this Debenture) or if interest due hereon or any portion of such interest is not paid when due in accordance herewith, then in each such case the overdue amount shall, to the extent permitted by law, bear interest at the rate of 2.5% per annum, compounded semi-annually, which interest shall accrue from the date such overdue amount was originally due to the date payment of such amount, including interest thereon, has been made or duly provided for. All such interest shall be payable as set forth in the Indenture. The accrual of such interest on overdue amounts shall be in lieu of, and not in addition to, the continued accrual of Original Issue Discount.

     Original Issue Discount (the difference between the Issue Price and the principal amount at maturity of the Debenture), in the period during which a Debenture remains outstanding, shall accrue at 1.25% per annum, on a semiannual bond equivalent basis using a 360-day year composed of twelve 30-day months, from the Issue Date of this Debenture.

Redemption
----------

     The Debentures are redeemable for cash at the option of the Company at any time on or after December 19, 2005, upon not less than 15 nor more than 60 days notice by mail to holders of Debentures, for a price equal to the Issue Price per Debenture plus accrued Original Issue Discount at a rate of 1.25% per annum compounded semi-annually to the date of redemption (the "Redemption Price"), on the basis of a 360-day year consisting of twelve 30-day months. The date of any such redemption is known as the "Redemption Date".

     The table below shows Redemption Prices of the Debentures at December 19, 2005, at each following December 19 prior to maturity and at maturity on December 19, 2020. The prices reflect the accrued Original Issue Discount calculated through each date. The Redemption Price of a Debenture redeemed between these dates will include an additional amount reflecting the additional Original Issue Discount accrued since the immediately preceding date in the table to the actual Redemption Date.

                                                 Accrued Original    Redemption
Redemption Date                  Issue Price     Issue Discount      Price
---------------                  -----------     ----------------    ----------
December 19, 2005..............   $779.41             $50.11          $829.52
December 19, 2006..............    779.41              60.51           839.92
December 19, 2007..............    779.41              71.04           850.45
December 19, 2008..............    779.41              81.70           861.11
December 19, 2009..............    779.41              92.50           871.91
December 19, 2010..............    779.41             103.43           882.84
December 19, 2011..............    779.41             114.50           893.91
December 19, 2012..............    779.41             125.71           905.12
December 19, 2013..............    779.41             137.06           916.47
December 19, 2014..............    779.41             148.55           927.96
December 19, 2015..............    779.41             160.19           939.60
December 19, 2016..............    779.41             171.97           951.38
December 19, 2017..............    779.41             183.90           963.31
December 19, 2018..............    779.41             195.98           975.39
December 19, 2019..............    779.41             208.21           987.62
December 19, 2020..............    779.41             220.59         1,000.00


     From and after the date a Tax Event occurs and the Company elects to pay cash interest at 1.25% per annum on the Debentures instead of accruing Original Issue Discount, the principal amount for redemption will be the Restated Principal Amount (as defined below).

     If the Company redeems fewer than all of the outstanding Debentures, the Trustee will select the Debentures to be redeemed by lot, on a pro rata basis or by another method the Trustee considers fair and appropriate.

     If the Trustee selects a portion of a holder's Debentures for partial redemption and the holder converts a portion of the same Debentures, the converted portion will be deemed to be from the portion selected for redemption. Each Debenture will be redeemed in whole.

Conversion
----------

     Holders may convert each Debenture into 14.2566 shares of Class A Special Common Stock of the Company (the "Class A Special Common Stock") so long as the conditions described below are met, at any time until the close of business on the last Business Day prior to December 19, 2020. If a Debenture has been called for redemption, the holder will be entitled to convert the Debenture until the close of business on the Business Day immediately preceding the Redemption Date. A Holder may convert fewer than all of its Debentures so long as the Debentures converted are a multiple of $1,000 principal amount at maturity.

     Holders may surrender Debentures for conversion into Class A Special Common Stock only if the Closing Price of the Class A Special Common Stock is greater than 110% of the Accreted Conversion Price per share for at least 20 Trading Days (as defined below) of the 30 Trading Days prior to conversion. The "Accreted Conversion Price" as of any day will equal the sum of the Issue Price of a Debenture plus the accrued Original Issue Discount for the Debenture, with that sum divided by the number of Class A Special Common shares issuable upon conversion of a Debenture on that day. Even if the market price contingency described above has not occurred, the Debentures may be surrendered for conversion:

     (i) to the extent the Company has called the Debentures for redemption; Debentures called for redemption may be surrendered for conversion from the date of notice of the redemption until the close of business on the Redemption Date;

     (ii) if (a) the Company elect to make a distribution to all stockholders that would result in an adjustment to the conversion rate under subparagraph (3) or (4) of the paragraph below relating to the adjustment of the Conversion Rate and that, in the case of subparagraph (4), has a per share value equal to more than 15% of the Closing Price of the Class A Special Common Stock on the Trading Day preceding the declaration date for the distribution and (b) the
          Company  does  not  provide  that  holders  of  the   Debentures   may
          participate in the distribution; Debentures may be surrendered for conversion at any time from and after the declaration date for the distribution until the Business Day immediately prior to its ex-dividend date or until the Company announces that the distribution will not take place; and

     (iii)if the Company is a party to a consolidation, merger or binding share exchange pursuant to which the Class A Special Common Stock will be converted into cash, securities or other property; Debentures may be surrendered for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of the transaction and, at the effective time of the transaction, the right to convert the Debentures into Class A Special Common Stock will be changed into a right to convert them into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted the Debentures immediately prior to the transaction.

     The "Closing Price" of any security on any date of determination means the closing sale price (or, if no Closing Price is reported, the last reported sale price) of such security (regular way) on the NYSE on such date or, if such security is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States securities exchange on which such security is so listed, or if such security is not so listed on a United States national or regional securities exchange, as reported by the Nasdaq National Market, or if such security is not so reported, the last quoted bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization. If no such quotation is available for any day, the Board of Directors shall be entitled to determine the Closing Price on the basis of such quotations as it considers appropriate. To the extent that trading of Reference Shares regular way continues past 4:00 p.m., New York City time, "Closing Price" shall be deemed to refer to the price at the time that is then customary for determining the Trading Day's index levels for stocks traded on the primary national securities exchange or automated quotation system on which the Reference Shares are then traded or quoted. All references to 4:00 p.m., New York City time, in the definition of "Current Market Value" shall thereafter be deemed to refer to the then customary determination time.

     A "Trading Day" is defined as a day on which the security, the Closing Price of which is being determined, (a) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (b) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of such security.

     The initial Conversion Rate is 14.2566 shares of Class A Special Common Stock for each Debenture, subject to adjustment as described below. Holders will not receive any cash payment representing accrued Original Issue Discount upon conversion of a Debenture. Instead, upon conversion the Company will deliver to holders a fixed number of shares of Class A Special Common Stock and any cash payment to account for fractional shares. The cash payment for fractional shares will be based on the closing price of the Class A Special Common Stock on the Trading Day immediately prior to the conversion date. Delivery of shares of Class A Special Common Stock will be deemed to satisfy the obligation of the Company to pay the principal amount of the Debenture, including accrued Original Issue Discount. Accrued Original Issue Discount will be deemed paid in full rather than canceled, extinguished or forfeited. The Conversion Rate will not be adjusted to account for the accrued Original Issue Discount.

     The Conversion Rate shall be adjusted from time to time by the Company as follows:

          (1) If the Company shall hereafter pay a dividend or make a distribution to all holders of the outstanding Class A Special Common Stock in shares of the Company's Class A Special Common Stock, Class A Common Stock, par value $1.00 per share ("Class A Common Stock") or Class B Common Stock, par value $1.00 per share ("Class B Common Stock" and, along with the Class A Special Common Stock and the Class A Common Stock, the "Common Stock"), the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect at the opening of business on the date following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock and the total number of shares constituting such dividend or other distribution made on all shares of Common Stock, and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination, such increase to become effective immediately after the opening of business on the Trading Day following the date fixed for such determination. For the purpose of this subparagraph (1), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company. The Company will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company. If any dividend or distribution of the type described in this subparagraph (1) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared, such adjustment to become effective immediately upon the withdrawal of the declaration;

          (2) If outstanding shares of Class A Special Common Stock shall be subdivided into a greater number of shares of Class A Special Common Stock, the Conversion Rate in effect at the opening of business on the Trading Day following the day upon which such subdivision becomes effective shall be proportionately increased, and conversely, in case outstanding shares of Class A Special Com-mon Stock shall be combined into a smaller number of shares of Class A Special Common Stock, the Conversion Rate in effect at the opening of business on the Trading Day following the day upon which such combination becomes effective shall be proportionately decreased, such increase or decrease, as the case may be, to become effective immediately after the opening of business on the Trading Day following the day upon which such subdivision or combination becomes effective;

          (3) If the Company shall issue rights or warrants to all holders of its outstanding Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price (as defined below) on the date fixed for determination of stockholders entitled to receive such rights or warrants, the Conversion Rate shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the date fixed for determination of stockholders entitled to receive such rights or warrants by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date fixed for determination of stockholders entitled to receive such rights or warrants plus the total number of additional shares of Common Stock offered for subscription or purchase, and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for determination of stockholders entitled to receive such rights or warrants plus the number of shares that the aggregate offering price of the total number of shares so offered would purchase at such Current Market Price. Such adjustment shall be successively made whenever any such rights or warrants are issued, and shall become effective immediately after the opening of business on the Trading Day following the date fixed for determination of stockholders entitled to receive such rights or warrants. To the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights or warrants are not so issued, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such date fixed for the determination of stockholders entitled to receive such rights or warrants had not been fixed. In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such Current Market Price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.

          (4) If the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness or assets (including securities, but excluding any rights or warrants referred to in subparagraph (3) hereof, and excluding any dividend or distribution (x) paid exclusively in cash or (y) referred to in subparagraph (1) hereof (any of the foregoing hereinafter in this subparagraph (4) called the "Described Securities")), then, in each such case (unless the Company elects to reserve such Securities for distribution to the holders of Debentures upon the conversion of the Debentures so that any such holder converting Debentures will receive upon such conversion, in addition to the shares of Class A Special Common Stock to which such holder is entitled, the amount and kind of such Described Securities which such holder would have received if such holder had converted its Debentures into Class A Special Common Stock immediately prior to the Record Date hereof for such distribution of the Described Securities)), the Conversion Rate shall be increased so that the same shall be equal to the rate determined by multiplying the
     Conversion  Rate  in  effect  on the  Record  Date  with  respect  to  such distribution by a fraction, the numerator of which shall be the Current Market Price per share of the Class A Special Common Stock, and the denominator of which shall be the Current Market Price per share of the Class A Special Common Stock on such Record Date less the fair market value (as determined by the Board of Directors, whose determination shall be conclusive absent manifest error, and described in a certificate filed with the Trustee) on the Record Date of the portion of the Described Securities so distributed applicable to one share of Class A Special Common Stock, such in-
     crease to become effective immediately prior to the opening of business on the day following such Record Date; provided, however, that if the then fair market value (as so determined) of the portion of the Described Securities so distributed applicable to one share of Class A Special Common Stock is equal to or greater than the Current Market Price of the Class A Special Common Stock on the Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of Debentures shall have the right to receive upon conversion the amount of Described Securities such holder would have received had such holder converted each Debenture on the Record Date. If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared, such adjustment to become effective immediately upon the withdrawal of the dividend or distribution. If the Board of Directors determines the fair market value of any distribution for purposes of this subparagraph (4) by reference to the actual or when issued trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price of the Class A Special Common Stock.

          Rights or warrants distributed by the Company to all holders of Class A Special Common Stock entitling the holders thereof to subscribe for or purchase shares of the Company's capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events ("Trigger Event"): (i) are deemed to be transferred with such shares of Class A Special Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Class A Special Common Stock, shall be deemed not to have been distributed for purposes of this subparagraph (and no adjustment to the Conversion Rate under this subparagraph will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this subparagraph (4). If any such right or warrant, including any such existing rights or warrants distributed prior to the date of original issuance of the Debentures, are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Record Date with respect to new rights or warrants with such rights (and a termination or expiration of the existing rights or warrants without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this subparagraph was made, (a) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Class A Special Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Class A Special Common Stock as of the date of such redemption or repurchase, and
     (b) in the case of such rights or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights and warrants had not been issued.

          No adjustment of the Conversion Rate shall be made pursuant to this subparagraph (4) in respect of rights or warrants distributed or deemed distributed on any Trigger Event to the extent that such rights or warrants are actually distributed, or reserved by the Company for distribution to holders of Debentures upon conversion by such holders of Debentures to Class A Special Common Stock. If the Company implements a stockholder rights plan, the Company agrees that such rights plan will provide that upon conversion of the Debentures, the holders holding Class A Special Common Stock issued upon conversion shall receive the rights issued under such plan in lieu of the Company making an adjustment of the Conversion Rate pursuant to this subparagraph (4) unless there has already been an adjustment of the Conversion Rate pursuant to this subparagraph
     (4).

          For purposes of this subparagraph (4) and subparagraphs (1) and (3), any dividend or distribution to which this subparagraph (4) is applicable that also includes shares of Class A Special Common Stock, or rights or warrants to subscribe for or purchase shares of Class A Special Common Stock (or both), shall be deemed instead to be (A) a dividend or distribution of the evidences of indebtedness, assets or shares of capital stock other than such shares of Class A Special Common Stock or rights or warrants (and any Conversion Rate increase required by this subparagraph
     (4) with respect to such dividend or distribution shall then be made) immediately followed by (B) a dividend or distribution of such shares of Class A Special Common Stock or such rights or warrants (and any further Conversion Rate increase required by subparagraphs (1) and (3) hereof with respect to such dividend or distribution shall then be made), except (C) the Record Date of such dividend or distribution shall be substituted as "the date fixed for the determination of stockholders entitled to receive such dividend or other distribution", "the date fixed for the determination of stockholders entitled to receive such rights or warrants" and "the date fixed for such determination" within the meaning of subparagraphs (1) and
     (3), and (D) any shares of Class A Special Common Stock included in such dividend or distribution shall not be deemed "outstanding at the close of business on the date fixed for such determination" within the meaning of subparagraph (1) hereof.

          (5) If the Company shall distribute to all or substantially all stockholders of the Company an all-cash distribution in an aggregate amount that, together with (a) any cash and the fair market value of any other consideration payable in respect of a tender offer described in subparagraph (6) below consummated within the preceding 12 months and not triggering an adjustment in the Conversion Rate and (b) all other all-cash distributions to all or substantially all stockholders of the Company made within the preceding 12 months not triggering an adjustment of the Conversion Rate pursuant to this subparagraph (5), exceeds an amount equal to 12.5% of the Current Market Value of all outstanding shares of the Common Stock on the Trading Day immediately preceding the day on which the Company declared the distribution, then the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the close of business on such Record Date by a fraction, the numerator of which shall be the Current Market Price of the Class A Special Common Stock on the Trading Day immediately preceding the day on which the Company declared the distribution, and the denominator of which shall be the Current Market Price of the Class A Special Common Stock on the Record Date less the amount of cash so distributed (and not excluded as provided below) applicable to one share of Class A Special Common Stock, such increase to be effective immediately prior to the opening of business on the Trading Day following the Record Date; provided, however, that if the portion of the cash so distributed applicable to one share of Class A Special Common Stock is equal to or greater than the Current Market Price of the Class A Special Common Stock on the Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of Debentures shall have the right to receive upon conversion the amount of cash such holder would have received had such holder converted each Debenture on the Record Date. If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. If any adjustment is required to be made as set forth in this subparagraph (5), such adjustment shall be based upon the amount by which such distribution exceeds the amount of the distribution permitted to be excluded pursuant hereto.

          (6) If the Company shall purchase shares of its Common Stock pursuant to a tender offer made by the Company or any of its Subsidiaries to the extent that the same involves aggregate consideration to all holders of its Common Stock that, together with (a) any cash and the fair market value of any other consideration payable in respect of a tender offer described in this subparagraph (6) consummated within the preceding 12 months and not triggering an adjustment in the Conversion Rate and (b) all all-cash distributions to all or substantially all stockholders of the Company made within the preceding 12 months not triggering an adjustment of the Conversion Rate pursuant to subparagraph (5) above, exceeds an amount equal to 12.5% of the Current Market Value of all outstanding shares of the Common Stock on the Trading Day immediately preceding the day on which the Company declared the distribution, then the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the expiration time (the "Expiration Time") of such tender offer by a fraction, the numerator of which shall be the sum of (x) the fair market value of the aggregate consideration payable to all holders of the Company's Common Stock based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the "Purchased Shares") and (y) the product of the number of shares of Class A Special Common Stock outstanding (less any Purchased Shares) at the Expiration Time and the Current Market Price of the Class A Special Common Stock on the Trading Day next succeeding the Expiration Time, and the denominator of which shall be the number of shares of Common Stock outstanding (including any tendered or exchanged shares) at the Expiration Time multiplied by the Current Market Price of the Common Stock on the Trading Day next succeeding the Expiration Time, such increase to become effective immediately prior to the opening of business on the Trading Day following the Expiration Time. If the Company is obligated to purchase shares pursuant to any such tender or exchange offer, but the Company is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made.

     "Current Market Price" per share of Common Stock at any date shall be deemed to be the average of the daily Closing Prices per share of Class A Special Common Stock for the ten consecutive Trading Days preceding the day before the Record Date (or, if earlier, the day before the related ex-dividend date) with respect to any distribution, issuance or other event requiring such computation. Notwithstanding the foregoing, if the Company shall engage in a transaction described in subparagraphs (1) or (2) relating to the adjustment of the Conversion Rate that treats unequally the Class A Special Common Stock, the Class A Common Stock or the Class B Common Stock (provided that distributions of one class of Common Stock on all classes of Common Stock, or the same class of Common Stock all shares of such class of Common Stock shall not be deemed to be unequal treatment), then the Current Market Price of the Class A Common Stock and the Class B Common Stock shall be adjusted in such manner (as determined by the Board of Directors, whose determination shall be conclusive absent manifest error, and described in a certificate filed with the Trustee) so as to reverse the effect of such unequal treatment.

     "fair market value" shall mean the amount which a willing buyer would pay a willing seller in an arm's-length transaction.

     "Record Date" shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Class A Special Common Stock have the right to receive any cash, securities or other property or in which the Class A Special Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

     The Company may make such increases in the Conversion Rate, in addition to those required by subparagraphs (1) through (6) of the paragraph above relating to the adjustment of the Conversion Rate as the Board of Directors considers to be advisable to avoid or diminish any income tax to holders of Class A Special Common Stock or rights to purchase Class A Special Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

     To the extent permitted by applicable law, the Company from time to time may increase the Conversion Rate by any amount for any period of time if the period is at least twenty (20) days, the increase is irrevocable during the period and the Board of Directors shall have made a determination that such increase would be in the best interests of the Company, which determination shall be conclusive. Whenever the Conversion Rate is increased pursuant to the preceding sentence, the Company shall mail to holders of record of the Debentures a notice of the increase at least fifteen (15) days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

     No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in such rate; provided, however, that any adjustments that by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Debenture shall be made by the Company and shall be made to the nearest cent or to the nearest one-thousandth (1/1000) of a share, as the case may be. No adjustment need be made for rights to purchase Class A Special Common Stock pursuant to a Company plan for reinvestment of dividends or interest. To the extent the Debentures become convertible into cash, assets, property or securities (other than capital stock of the Company), no adjustment need be made thereafter as to the cash, assets, property or such securities. Interest will not accrue on the cash.

     If a holder submits its Debentures for conversion after the Company has elected to exercise its option to pay cash interest instead of accruing Original Issue Discount between a Record Date and the opening of business on the next interest payment date (except for Debentures or portions of Debentures called for redemption on a redemption date occurring during the period from the close of business on a Record Date and ending on the opening of business on the first Business Day after the next interest payment date, or if this interest payment date is not a business day, the second Business Day after the interest payment date), the holder must pay funds equal to the interest payable on the converted principal amount.

     To convert a Debenture, a holder must (a) complete and manually sign the Conversion Notice set forth below and deliver such notice to a Conversion Agent,
(b) surrender the Debenture to a Conversion Agent, (c) furnish appropriate endorsements and transfer documents if required by a Registrar or a Conversion Agent, and (d) pay any transfer or similar tax, if required.

Repurchase by the Company at the Option of the Holder
-----------------------------------------------------

     Holders may require the Company to repurchase the Debentures on December 19, 2001, December 19, 2003, December 19, 2005, December 19, 2010 and December 19, 2015 (each, a "Repurchase Date"). The Company must repurchase any outstanding Debenture for which the holder delivers a written repurchase notice to the paying agent during the period beginning at any time from the opening of business on the date that is 20 Business Days prior to the relevant Repurchase Date until the close of business on the fifth day prior to the Repurchase Date. If the repurchase notice is given and withdrawn during the period, the Company shall not be obligated to repurchase the related Debentures.

     The repurchase price payable (the "Repurchase Price") will be equal to the Issue Price plus accrued Original Issue Discount through the Repurchase Date. The Repurchase Price of a Debenture as of each Repurchase Date will be as follows:

     $789.18 per Debenture on December 19, 2001;

     $809.10 per Debenture on December 19, 2003;

     $829.52 per Debenture on December 19, 2005;

     $882.84 per Debenture on December 19, 2010; and

     $939.60 per Debenture on December 19, 2015.

     The Company may pay the Repurchase Price for repurchases on the December 19, 2001, 2003 and 2005 Repurchase Dates in cash or shares of Class A Special Common Stock, or a combination of cash and shares of Class A Special Common Stock. The Company may pay the Repurchase Price for repurchases on the December 19, 2010 and 2015 Repurchase Dates in cash only.

     If the Company has previously exercised its option to pay cash interest instead of accruing Original Issue Discount on the Debentures following a Tax Event, the Repurchase Price will be equal to the Restated Principal Amount plus the accrued and unpaid interest that accrued from the date the Company exercised its option through the Repurchase Date.

Tax Event
---------

     The Company may pay cash interest on the Debentures from and after the date a Tax Event (as defined below) occurs instead of accruing Original Issue Discount. The principal amount will be restated (the "Restated Principal Amount") and will be fixed in an amount calculated by adding the Issue Price and the Original Issue Discount which had accrued up until the date on which the Company exercised the option to commence paying cash interest. This Restated Principal Amount will be the amount due at maturity. If the Company elects this option, interest will be based on a 360-day year comprised of twelve 30-day months. Interest will accrue from the option exercise date and will be payable semiannually on each June 19 and December 19.

     A "Tax Event" occurs when the Company receives an opinion from an experienced independent tax counsel stating that, as a result of either:

     (i) any amendment, change or announced prospective change in the laws or regulations of the United States or any of its political subdivisions or taxing authorities of the United States; or

     (ii) any amendment, change, interpretation or application of the laws or regulations by any legislative body, court, government agency or regulatory authority,

there is more than an insubstantial risk that interest, including Original Issue Discount, payable on the Debentures either

     (i)  would not be deductible on a current accrual basis; or

     (ii) would not be deductible under any other method,

in whole or in part, by the Company for United States federal income tax purposes.

     If interest is payable on a date that is not a Business Day (as defined at the end of this paragraph), payment will be made on the next Business Day (and without any interest or other payment in respect of such de-

lay). However, if the next Business Day is in the next calendar year, payment of interest will be made on the preceding Business Day. A "Business Day" means each day except Saturday, Sunday and any day on which banking institutions in The City of New York are authorized or required by law to close.

Change in Control
-----------------

     If the Company undergoes a Change in Control, Holders may require the Company to purchase the Debentures 35 Business Days after the Change in Control (the "Purchase Date"). The Company will pay a purchase price equal to the initial Issue Price plus accrued Original Issue Discount through the Purchase Date or, if the Company has elected to pay cash interest on the Debentures following a Tax Event, the Restated Principal Amount plus accrued and unpaid interest through the Purchase Date (the "Change in Control Purchase Price"). Holders may require the Company to purchase all or any part of the Debentures so long as the principal amount at maturity of the Debentures being purchased is a multiple of $1,000.

     A "Change in Control" is defined as follows:

     (i) any person or group (other than the Company, its Subsidiaries or any Permitted Holder, as defined below) after the first issuance of Debentures becomes the beneficial owner of voting stock of the Company representing more than 50% of the total voting power of all classes of voting stock of the Company entitled to vote generally in the election of the members of the Board of Directors; or

     (ii) the Company consolidates with or merges into another person (other than a Subsidiary), the Company sells, conveys, transfers or leases its properties and assets substantially as an entirety to a person
          (other than a Subsidiary), or any person (other than a Subsidiary) consolidates with or merges with or into the Company, and the
          outstanding   common  stock  of  the  Company  is  reclassified  into,
          exchanged for or converted into the right to receive any other property or security; provided that none of these circumstances will be a Change in Control if, after a transaction, the persons that beneficially owned the voting stock of the Company immediately prior to the transaction beneficially own, in substantially the same proportion, shares with a majority of the total voting power of all outstanding voting securities of the surviving or transferee person that are entitled to vote generally in the election of that person's board of directors;

unless, in each case, at least 80% of the consideration, other than cash payments for fractional shares, in the transaction or transactions constituting the Change in Control, consists of shares of voting common stock of the person that are, or upon issuance will be, traded on a national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States.

     A "Permitted Holder" means (i) Mr. Brian L. Roberts, his spouse or children, any trust for his benefit or the benefit of his spouse or children, or any corporation or partnership in which the direct and beneficial owner of all of the equity interest is he or his spouse or children or any trust for the benefit of him, his heirs, executors, administrators or personal representatives upon his death or upon his incompetency or disability for purposes of the protection and management of his assets, and (ii) any person or group controlled by each or any of the persons referred to in clause (i). For purposes of this definition "beneficially own," "beneficial owner" and "beneficial ownership" shall have the meaning as defined pursuant to Rules 13d-3 and 13d-5 under the Exchange Act (except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether the right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise).

     Holders must deliver a written notice to the paying agent prior to the close of business on the Business Day prior to the date on which the Debentures are to be repurchased to exercise the repurchase right upon a

Change in Control. This notice must specify the Debentures submitted for repurchase. Holders may withdraw the notice by delivering a written notice of withdrawal to the paying agent before the same date.

     Within 15 Business Days after a Change in Control, the Company will publish and mail to the Trustee and to each holder of the Debentures a written notice of the Change in Control which specifies the terms and conditions and the procedures required for exercise of a Holder's right to require the Company to purchase its Debentures.

Events of Default; Remedies
---------------------------

     In case an Event of Default, as defined in the Indenture, shall occur and be continuing, the Maturity Amount of all Debentures then outstanding under the Indenture may be declared, or may become, due and payable upon the conditions and in the manner and with the effect provided in the Indenture.

Calculations in Respect of the Debentures
-----------------------------------------

     The Company will be responsible for making all calculations called for under the Debentures. The Company must make all these calculations in good faith and such calculations are final and binding on holders of the Debentures, absent manifest error. The Company will provide a schedule of its calculations to the Trustee and the Trustee is entitled to rely upon the accuracy of such calculations, without independent verification. The Trustee shall be entitled to conclusively rely on the accuracy of the information and calculations contained in each Officers' Certificate delivered under this Debenture and shall have no responsibility for verifying the accuracy thereof.

Modifications
-------------

     To the extent permitted by, and as provided in the Indenture, modifications or alterations of the Indenture, or of any indenture supplemental thereto, and of the rights and obligations of the Company and of the holders of the Securities, may be made by the Company with the consent of the holders of not less than a majority of the principal amount (for the purposes of the Debentures, the principal amount of the Debentures for consenting holders and all holders shall be calculated by reference to the principal amount at maturity of such Debentures) of the Securities then Outstanding of each series affected thereby; provided, however, that no such modification or alteration shall (i) change the stated maturity of the Principal of, or any sinking fund obligation or any installment of interest on, such holder's Security; (ii) reduce the Principal thereof or the rate of interest thereon, or any premium payable with respect thereto; (iii) change any place of payment where, or the currency in which, any Security or any premium or the interest thereon is payable; (iv) change the provisions for calculating the optional redemption price, including the definitions relating thereto; (v) make any change to Section 4.07 or 4.10 (except to include other provisions subject to Section 4.10); (vi) reduce the percentage in principal amount of outstanding Securities of the relevant series the consent of whose holders is required for any such supplemental indenture, for any waiver of compliance with any provisions of the Indenture or any defaults and their consequences provided for in the Indenture; (vii) alter or impair the right to convert any Security at the rate and upon the terms provided in Article 12; (viii) waive a default in the payment of Principal of or interest on any Security of such holder (except pursuant to a rescission of acceleration pursuant to Section 4.01); (ix) adversely affect the rights of such holder under any mandatory redemption or repurchase provision or any right of redemption or repurchase at the option of such holder; (x) modify any of the provisions of
Section 7.02, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Security affected thereby; or (xi) change or waive any provision that, pursuant to a board resolution or indenture supplemental hereto establishing the terms of one or more series of Securities, is prohibited to be so changed or waived.

     It is also provided in the Indenture that the holders of a majority in aggregate principal amount (the principal amount of the Debentures for consenting holders and all holders shall be calculated by reference to the principal amount at maturity of such Debentures) of the Debentures then Outstanding may on behalf of the holders of all the Debentures under circumstances specified in the Indenture, waive a past Event of Default under the Indenture and its consequences, except a default in the payment of Principal of or interest on the Debentures. Any such consent or waiver by the holder of this Debenture shall be conclusive and binding upon such holder and upon all future holders of this Debenture and of any Debenture or Debentures issued in exchange or substitution herefor, irrespective of whether or not any notation of such consent or waiver is made in this Debenture.

Miscellaneous
-------------

     No reference herein to the Indenture and no provision of this Debenture or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, or interest on this Debenture at the place, at the respective times, at the rate, and in the coin or currency herein prescribed.

     The Indenture permits both covenant defeasance and legal defeasance of the Debentures pursuant to Article 9 of the Indenture.

     The Indenture contains provisions setting forth certain conditions to the institution of proceedings by holders of the Debentures with respect to this Debenture and the Indenture and the enforcement of remedies under this Debenture and the Indenture, including, without limitation, the appointment of a receiver or trustee. However, no reference herein to the Indenture and no provision of this Debenture or the Indenture shall impair or affect the right of any holder of any Debenture to receive payment of the principal of, premium, if any, and interest on such Debenture on or after the respective dates expressed in this Debenture, or to institute suit for the enforcement of any such payment on or after such respective dates and any such right or such enforcement thereof shall not require the consent of any other such holder.

     The transfer of this Debenture is registrable by the registered holder hereof, in person or by his attorney duly authorized in writing, on the books of the Company to be kept for that purpose at the office or agency of the Company in New York, New York, upon surrender and cancellation of this Debenture and upon presentation of a duly executed written instrument of transfer, and thereupon a new Debenture or Debentures of authorized denominations for the same aggregate principal amount will be issued to the transferee or transferees in exchange herefor; and this Debenture may be in like manner exchanged for one or more Debentures of other authorized denominations but of the same aggregate principal amount, all in the manner and subject to the conditions in the Indenture contained and without payment of any service or other charge, except for any stamp or other tax or governmental charge in connection therewith. Prior to due presentment of this Debenture for registration or transfer, the Company, the Trustee, any paying agent and any Debenture registrar may deem and treat the person in whose name this Debenture is registered as the absolute owner hereof for the purpose of receiving payment hereof or on account hereof or of interest hereon (subject to the provisions of the first paragraph on the face hereof) and for all other purposes.

     No recourse shall be had for the payment of Principal of or interest on this Debenture or for any claim based hereon or otherwise in any manner in respect hereof, or in respect of the Indenture, against any subsidiary, incorporator, stockholder, officer, director or employee, as such past, present or future, of the Company or any subsidiary, incorporator, stockholder, officer, director or employee, as such, past, present or future, of any predecessor or successor corporation, whether by virtue of any constitutional provision or statute or rule of law, or by the enforcement of any assessment or penalty or in any other manner, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.

     The Indenture and this Debenture shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said jurisdiction, except that the rights, duties, obligations, immunities and limitations of rights of the Trustee pursuant to the Indenture and the Debenture shall be governed by and construed in accordance with the laws of the State of New York.

     All capitalized terms used in this Debenture and not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

     The following abbreviations, when used in the inscription on the face of this Debenture, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM- as tenants in common            UNIF GIFT MIN ACT-.....Custodian......
TEN ENT- as tenants by the entireties                      (Cust)       (Minor)
JT TEN - as joint tenants with right of  under Uniform Gifts to Minors Act______
         survivorship and not as                                         (State)
         tenants in common

     Additional abbreviations may also be used though not in the above list.

                           ___________________________

     For Value Received, ___________ hereby sell(s), assign(s) and transfer(s) unto

     PLEASE INSERT SOCIAL SECURITY OR OTHER
     IDENTIFYING NUMBER OF ASSIGNEE
     :                                     :
     :                                     :




     (PLEASE  PRINT OR  TYPEWRITE  NAME AND  ADDRESS,  INCLUDING  ZIP  CODE,  OF
ASSIGNEE)

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

the within Debenture and all rights thereunder, irrevocably constituting and appointing _____________, Attorney to transfer said Debenture on the books of the within named Company with full power of substitution in the premises.

Dated:

               NOTICE: THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE
                       NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

               --------------------------------------
               Name: